SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K



                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



Date of Report:     February 18, 1997



                            HEALTHSOUTH Corporation

                            -----------------------

             (Exact Name of Registrant as Specified in its Charter)



          Delaware                   1-10315                   63-0860407
          --------                   -------                   ----------
       State or Other              (Commission              (I.R.S. Employer
Jurisdiction of Incorporation      File Number)             Identification No.)
       or Organization)


One HealthSouth Parkway
  Birmingham, Alabama                                            35243
  -------------------                                            -----
 (Address of Principal                                         (Zip Code)
   Executive Offices)


Registrant's Telephone Number,
   Including Area Code:                                     (205) 967-7116

Item 5.        OTHER EVENTS

         On February 18, 1997, HEALTHSOUTH Corporation, a Delaware corporation (the "Company"), entered into a Plan and Agreement of Merger with Horizon/CMS Healthcare Corporation, a Delaware corporation ("Horizon/CMS"), pursuant to which a wholly-owned subsidiary of the Company will be merged into Horizon/CMS, with Horizon/CMS to be the surviving corporation. Under the terms of the Plan and Agreement of Merger,  Horizon/CMS  stockholders  will be entitled to receive
0.42169 of a share of Company Common Stock for each share of Horizon/CMS Common Stock held by them. The estimated value of the transaction, which will be accounted for as a purchase, is approximately $1.6 billion (including the assumption of approximately $700 million in debt). As a result of the merger, the Company will acquire 33 inpatient rehabilitation hospitals, 58 specialty hospitals and subacute units, 282 outpatient rehabilitation facilities, 267 long-term care facilities that Horizon/CMS owns, leases or manages, a contract therapy business holding 1,400 contracts, an institutional pharmacy business serving 38,500 beds, and other healthcare services. The ageement provides for the payment to HEALTHSOUTH of a $35 million break-up fee plus actual expenses of up to $5 million if the transaction is terminated by Horizon/CMS under certain circumstances and Horizon/CMS is thereafter the subject of another acquisition transaction. The consummation of the transaction is subject to the expiration or termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act, and to certain other regulatory approvals. Subject to such approvals, the transaction currently is expected to close in mid-1997, or as soon as practicable after the receipt of such approvals.




Item 7.        FINANCIAL STATEMENTS AND EXHIBITS

          (c)  Exhibits

               21. Form of press release issued by HEALTHSOUTH Corporation in connection with the above-described transaction.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    February 19, 1997



                                        HEALTHSOUTH Corporation



                                        By:
                                            ------------------------------------
                                                  William W. Horton
                                                Senior Vice President
                                                and Corporate Counsel